As filed with the Securities and Exchange Commission on November 13, 2025

Registration No. 333-

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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 FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Crown Castle Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware		76-0470458
(State of Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
8020 Katy Freeway Houston, TX 77024 (713) 570-3000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
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CROWN CASTLE INC. 401(k) PLAN CROWN CASTLE PUERTO RICO 1165(e) PLAN (Full Title of the Plans)
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Christian H. Hillabrant President and Chief Executive Officer Crown Castle Inc. 8020 Katy Freeway Houston, TX 77024 (713) 570-3000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

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Copy to: Edward B. Adams, Jr. Executive Vice President and General Counsel Crown Castle Inc. 8020 Katy Freeway Houston, TX 77024 (713) 570-3000
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement on Form S-8 ("Registration Statement") is being filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended ("Securities Act"), for the purpose of registering (i) 1,000,000 additional shares of Crown Castle Inc. ("Company" or "Registrant") common stock, par value $0.01 per share ("Common Stock") that may be issued in connection with the Company's 401(k) Plan ("401(k) Plan") and (ii) 16,000 additional shares of Company's Common Stock that may be issued in connection with the Crown Castle Puerto Rico 1165(e) Plan ("1165(e) Plan" and, together with the 401(k) Plan, "Plans").

In accordance with General Instruction E to Form S-8, the contents of the Company's (i) previously filed Form S-8 Registration Statement as filed with the Securities and Exchange Commission ("Commission") on May 25, 2012 (Registration Statement No. 333-181715), as amended by post-effective amendments filed on each of December 16, 2014 and May 24, 2019, and (ii) the previously filed Form S-8 Registration Statement as filed with the Commission on July 1, 2016 (Registration Statement No. 333-212383), as amended by a post-effective amendment filed on May 24, 2019, are hereby incorporated by reference in its entirety, except as otherwise updated or modified by this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of Securities Exchange Act of 1934, as amended ("Exchange Act")):

(i) Annual Report on Form 10-K for the fiscal year ended December 31, 2024 ("Annual Report");

(ii) The information specifically incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 from the Registrant's Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 7, 2025;

(iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025;

(iv) Current Reports on Form 8-K filed on January 7, 2025, February 20, 2025, February 26, 2025, March 17, 2025 (Film No. 25744609), March 17, 2025 (solely with respect to Item 5.02) (Film No. 25745478), March 17, 2025 (solely with respect to Item 5.02) (Film No. 25745531), March 24, 2025 (solely with respect to Item 5.02), April 2, 2025, April 11, 2025, May 21, 2025, August 4, 2025, September 15, 2025, and our Current Report on Form 8-K/A filed March 27, 2025 (which amended our Current Report on Form 8-K filed March 17, 2025 (Film No. 25745531)); and

(v) The description of the Registrant's securities previously filed with the Commission as Exhibit 4.38 to the Registrant's Annual Report, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Items 2.02 or 7.01 on any Current Report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered under the Plans have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 6.    Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Company's amended and restated certificate of incorporation ("Charter"), the Company's second amended and restated by-laws ("By-laws") and the General Corporation Law of the State of Delaware ("DGCL"), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the Charter, the By-laws and the DGCL.

Pursuant to the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of an action by or in the right of such corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that a present or former director or officer is successful in the defense of such an action, suit or proceeding (or of any claim, issue or matter therein), the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses (including attorneys' fees) incurred thereby.

Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid (on terms and conditions satisfactory to the corporation) in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification and advancement of expenses described above shall not be deemed exclusive of other indemnification or advancement of expenses that may be granted by a corporation pursuant to its by-laws, a disinterested director vote, a stockholder vote, an agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

Accordingly, the Charter provides that the Registrant shall, to the fullest extent permitted under the DGCL, indemnify each person who is or was a director or officer of the Registrant. The Registrant may, by action of the board of directors, indemnify other employees and agents of the Registrant, directors, officers, employees or agents of a subsidiary, and each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Registrant, with the same scope and effect as the indemnification of directors and officers of the Registrant. However, the Registrant shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Charter or otherwise by the Registrant. The Registrant may also enter into one or more agreements with any person which provide for indemnification greater or different than that provided in the Charter.

Furthermore, the DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors' or officers' fiduciary duties, except for eliminating or limiting the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to us or our stockholders; (ii) a director or officer for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; and (v) an officer in any action by or in the right of the corporation. The Charter provides that none of Registrant's directors or officers will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by the DGCL, as currently in effect or hereafter amended.

The By-laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Registrant or, while a director or officer of the Registrant, a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise shall be indemnified and held harmless by the Registrant to the fullest extent permitted by the DGCL. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Registrant shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the board of directors or is a Proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the By-laws. The Registrant shall pay to the fullest extent not prohibited by applicable law the expenses incurred by any person described in the first two sentences of this paragraph in defending any such Proceeding in advance of its final disposition upon, to the extent such an undertaking is required by applicable law, receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant as authorized in the By-laws or otherwise.

The By-laws further provide that the indemnification and the advancement of expenses incurred in defending a Proceeding prior to its final disposition provided by, or granted pursuant to, the By-laws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, any provision of the Charter, any other provision of the By-laws, a disinterested director vote, a stockholder vote or otherwise. The Registrant may also maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, partner, member, employee or agent of the Registrant or a subsidiary or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The By-laws further provide that the Registrant may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and rights to be paid by the Registrant the expenses incurred in defending any Proceeding in advance of its final disposition, to any person who is or was an employee or agent (other than a director or officer) of the Registrant or a subsidiary thereof and to any person who is or was serving at the request of the Registrant or a subsidiary thereof as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Registrant or a subsidiary thereof, to the fullest extent of the provisions of the By-laws with respect to the indemnification and advancement of expenses of directors and officers of the Registrant.

The Registrant carries liability insurance for its directors and officers.

ITEM 8.    Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of Crown Castle Inc. dated May 21, 2025 (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on May 21, 2025)
4.2	Second Amended and Restated By-Laws of Crown Castle Inc. dated November 6, 2024 (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on November 12, 2024)
5.1*	Opinion of Counsel
23.1*	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Counsel (included in Exhibit 5.1)
24	Power of Attorney (included on signature page hereto)
107*	Filing Fee Table

* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 13, 2025.

CROWN CASTLE INC.

By: /s/ Christian H. Hillabrant
Name: Christian H. Hillabrant Title: President and Chief Executive Officer
Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 13, 2025.

CROWN CASTLE INC. 401(K) PLAN

By: /s/ Edward B. Adams, Jr.
Name: Edward B. Adams, Jr. Title: Executive Vice President and General Counsel

CROWN CASTLE PUERTO RICO 1165(E) PLAN

By: /s/ Edward B. Adams, Jr.
Name: Edward B. Adams, Jr. Title: Executive Vice President and General Counsel
POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Christian H. Hillabrant, Sunit S. Patel and Edwards B. Adams, Jr. and each of them, any one of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all post-effective amendments to this registration statement (including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title

/s/ CHRISTIAN H. HILLABRANT	President, Chief Executive Officer and Director
Christian H. Hillabrant	(Principal Executive Officer)

/s/ SUNIT S. PATEL	Executive Vice President and Chief Financial Officer
Sunit S. Patel	(Principal Financial Officer)

/s/ ROBERT S. COLLINS	Vice President and Controller
Robert S. Collins	(Principal Accounting Officer)

/s/ P. ROBERT BARTOLO	Chair of the Board of Directors
P. Robert Bartolo

/s/ JASON GENRICH	Director
Jason Genrich

/s/ ANDREA J. GOLDSMITH	Director
Andrea J. Goldsmith

/s/ TAMMY K. JONES	Director
Tammy K. Jones

/s/ KEVIN T. KABAT	Director
Kevin T. Kabat

/s/ ANTHONY J. MELONE	Director
Anthony J. Melone

/s/ KATHERINE MOTLAGH	Director
Katherine Motlagh

/s/ KEVIN A. STEPHENS	Director
Kevin A. Stephens

/s/ MATTHEW THORNTON III	Director
Matthew Thornton III